EXHIBIT 2(j)(2)

CUSTODIAL ACCOUNT AGREEMENT

Institutional Trust Department

Agreement is made this 5 day of April, 2000, between The Mexico Fund, whose address is 1775 I Street N.W., Washington, DC 20006 (the “Depositor”) and Comerica Bank, a Michigan banking corporation (the “Bank”).

Witnesseth:

1.	The Depositor will deposit cash, securities or documents with the Bank from time to time, and the Bank agrees to hold the same and any additions thereto in a custodial account (the “Account”) in accordance with the terms and conditions of this Agreement.

2.	The Bank will administer the property deposited to this Account in accordance with written instructions of the Depositor. The investment of such property will be the sole responsibility of the Depositor, or its agent duly designated in writing (the “Agent”), and the Bank shall have no liability for events occurring as a result of such investments.

3.	The Depositor hereby instructs the Bank to invest accumulated cash in the variety of short-term funds, including but not limited to savings deposits with the Bank, which it customarily uses in custodial accounts, except as hereafter specifically revoked in writing by the Depositor. Investments in savings deposits will be subject to such banking regulations as may be in effect from time to time. The Bank shall not be liable for interest on any cash not so invested or held by it awaiting investment or distribution instructions from the Depositor. The Bank is authorized to employ its automatic cash management procedures for custodial accounts. Investments may be made in short-term mutual funds for which the Bank or its Subsidiary or Affiliate acts as investment manager. Depositor is hereby notified that, with respect to these funds, (a) Bank or its Subsidiary or Affiliate receives a management fee for advising the funds as outlined in the current prospectus; (b) the funds are sponsored by third parties independent of the Bank, its subsidiaries, and affiliates; (c) the funds are not endorsed or guaranteed by, and do not constitute an obligation of, the Bank, its subsidiaries, or affiliates; and (d) the funds are not insured by the Federal Deposit Insurance Corporation. The Depositor acknowledges that no person is authorized to make any representations concerning such mutual funds other than those contained in the current prospectus for such mutual funds or in such printed information as is issued by the Bank or its Subsidiary or Affiliate for use as information supplemental to the prospectus. In investing in such mutual funds, the Depositor shall rely solely on the representations contained in the prospectus and in the above-mentioned supplemental information.

4.	The Bank will collect all income received from Account assets and distribute or dispose of same in accordance with the Depositor’s instructions. In the absence of instructions, the income shall be added to principal and reinvested in accordance with the provisions of this Agreement.

5.	Purchase and sale of Account assets shall be made in accordance with established procedures of the Bank.

6.	Withdrawal of payment of assets or cash held by the Bank hereunder shall be made only upon the written instructions of Depositor, provided, however, that cash may be transferred between the Account and any deposit account maintained by Depositor at the Bank or remitted by check to the order of the Depositor upon the telephonic instructions of the Depositor. The Depositor agrees to indemnify the Bank and hold it harmless as to any actions reasonably taken to comply with or to implement any such instructions.

7.	As to any property or securities held pursuant to this Agreement, the Bank may hold and register the same in its own name, or in the name of a nominee, or by electronic book entry, provided that the records of the Bank shall at all times account for the property belonging to the Account of the Depositor. All proxies will be forwarded to the Depositor or the Agent for voting. The Account shall also comply with the procedures required by Release No. 10666 under the Investment Company Act of 1940, as amended, or any subsequent release, rule or policy of the Securities and Exchange Commission relating to the maintenance of segregated accounts by registered investment companies.

8.	The Bank utilizes various standard industry pricing services and brokerage contacts to provide current pricing information for active publicly traded securities. Assets not publicly traded may reflect the initial acquisition value or cost and not a current market value. Many fixed income securities are priced on a matrix system, resulting in a mathematical approximation of price derived by computer. Although the Bank attempts to provide accurate pricing, in some instances prices may not reflect the most accurate pricing readily available or the true value of the asset. The Bank shall have no liability for such an occurrence.

9.	The Bank subscribes to various standard industry notification services pertaining to capital actions including puts, calls, tenders, mergers, conversions, stock distributions and other activities. The Bank agrees to process assets in accordance with Depositor’s instructions, provided the Bank receives the Depositor’s timely written authorization. In no event shall the Bank be liable for failure to respond to a capital action if proper notification and authorization has not been provided to the Bank by the Depositor within the required time frames as specified in the capital action notice. The Bank shall attempt to notify the Depositor if it becomes aware of a voluntary action or provision which may affect an asset, but shall not be obligated to do so, and under no circumstances shall the Bank be liable for failure to provide such notice. Further, the Bank shall have no responsibility and no obligation with respect to any asset to take any action which shall pertain to stock dividends, warrants, rights to subscribe, offers to purchase, exercising of options, plans of reorganization, plans of exchange of securities, claims or settlements pertaining thereto, other than that which is directly authorized by the Depositor by written instruction received by the Bank within required time frames.

10.	The Bank shall have no obligation or liability with respect to the receipt, distribution, or reporting of an event of bond default or a filing of a bankruptcy, and shall have no obligation or liability for the filing of any related report or claim other than that which is directly authorized by the Depositor by written instruction received by the Bank within required time frames.

11.	The Bank shall not be liable for any loss resulting from the physical presence of any property in a foreign country including, but not limited to, losses resulting from nationalization, expropriation, exchange controls or acts of war or terrorism.

12.	The Bank will furnish the Depositor, not less frequently than once every three months, a statement which shall specify the funds and securities in the custody of the Bank at the end of such period and receipts and disbursements relating to security transactions in the Depositor’s Account during such period. The Bank agrees to keep accurate books and records. Unless written objection is made to each statement within sixty (60) days from the receipt thereof, it shall be considered approved as an account stated with reference to the actions shown therein.

13.	Rule 14b-1(c) of the Securities and Exchange Commission enables corporations to learn the identity of their security holders whose securities are held by the Bank and registered in “nominee” or “street” name unless the beneficial owner specifically indicates its objection to such disclosure. The Depositor hereby indicates its objection to disclosure by the Bank of Depositor’s name, address and security position to all companies whose securities are held in this Account and are registered in “nominee” or “street” name.

14.	The Bank is a party to this Agreement solely for the purposes set forth herein, and no obligation or duty shall be expected or required of it except as expressly stated. Neither the Bank nor any of its directors, officers, employees or authorized representatives shall be liable for any action or omission in connection with the performance of its duties under this Agreement except for gross negligence or willful misconduct.

15.	The Bank shall be entitled to reasonable compensation for its services pursuant to its schedule of fees, as it now exists or as it may be revised from time to time, and to reimbursement for any expenses reasonably incurred in the administration of this Agreement. Such fees and charges shall constitute a lien on the Account property. The Depositor shall be entitled to notice of any change in the Bank’s fee schedule.

16.	The Bank shall not be required to prosecute or defend any legal proceedings involving the assets of the Depositor or any property or interest in property held hereunder, or to take any other action unless it shall be first indemnified to its satisfaction in respect to such proposed action. The Bank shall notify the Depositor of any class action involving a security held in the Account of which the Bank receives notice. If the Bank, nonetheless, determines that it should take any action in connection with any legal proceeding including, without limitation, engaging legal counsel, the Depositor agrees to indemnify and hold the Bank harmless for all costs and expenses, including, without limitation, reasonable attorney’s fees, incurred by the Bank in connection with any legal proceeding involving the assets of the Depositor or any property or interest in property held under this Agreement.

17.	The Depositor may revoke this Agreement or withdraw all or any part of the property deposited with the Bank by written direction delivered to the Bank. Revocation or withdrawal of property will be subject to payment of all fees and charges. The Bank shall have a reasonable time within which to complete its duties and responsibilities hereunder and deliver the Account property to the Depositor and shall be entitled to compensation pursuant to its account closing procedures. The Bank may revoke this Agreement upon giving like notice.

The Depositor, if a corporation, shall furnish to the Bank a certified copy of its resolution designating or authorizing one or more of its officers or employees to give instructions to the Bank and/or to otherwise act on its behalf, or to designate any other party to give instructions to the Bank and/or to otherwise act on its behalf.

19.	The Depositor, if a corporation, represents and warrants that it is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction in which it is organized, and that the execution, delivery, and performance of this Agreement are within the Depositor’s corporate powers and do not require the consent or approval of any governmental body, agency, or authority.

20.	The property deposited in this Custodial Account will be assumed to be in the ownership of the Depositor as indicated by the signatory below (individual, joint, trustee, custodian, corporation, etc.), unless otherwise specified in writing.

21.	This Agreement may be amended with the written consent of the parties, which consent shall not be unreasonably withheld.

22.	This Agreement embodies the entire agreement of the parties, superseding any and all prior agreements, proposals, and understandings, whether written or oral. This Agreement shall be construed, regulated and administered under the laws of Michigan.

23.	The Bank’s books and records relating to the Account shall be available for inspection upon reasonable notice to the Bank during its regular business hours at its principal place of business by duly authorized officers, employees, or agents of the Depositor, or by legally authorized regulatory officials who are then in the process of reviewing the Depositor’s financial affairs upon proof to the Bank of such official status. The Bank agrees to furnish, upon the Depositor’s request or the request of any regulatory authority of any jurisdiction in which the Depositor is authorized to do business, a verification certificate in sufficient detail to permit adequate identification of the securities belonging to the Depositor and held by the Bank under the terms of this Agreement. Such certificate shall be signed by a responsible official of the Bank and furnished to the requestor, with a copy to the Depositor if the requestor is a regulatory authority.

24.	SPECIAL INSTRUCTIONS: ______________________________________________________________________________

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In consideration thereof, the parties affix their signatures hereto.

COMERICA BANK		DEPOSITOR:	The Mexico Fund

BY:	/s/ Illegible	BY:	/s/ J. L. GOMEZ PIMIENTA
	Vice President	ITS:	PRESIDENT
		ADDRESS:	1775 I Street N.W.
Washington, D.C. 20006

Certificate of Authority

I HEREBY CERTIFY that I am the duly elected, qualified and acting Secretary of The Mexico Fund, Inc., a corporation organized and existing under the laws of the State of Maryland (the “Fund”), and the keeper of its records and corporate seal, and in my capacity as such Secretary, I hereby further certify that:

The persons whose names appear below are duly elected, qualified and acting officers of the Fund occupying the offices set forth opposite their respective names and the signatures set forth opposite their respective names are the true signatures of such persons. Instructions of the Fund pertaining to the account established pursuant to the Custodian Agreement between the Fund and Comerica Bank dated April 5, 2000 shall be signed by the persons holding the offices or positions indicated below, or their successors from time to time as follows:

/s/ Lic. José Luis Gómez Pimienta	Lic. José Luis Gómez Pimienta, President
Signature	(Name and Office or Position)

/s/ Lic. Carlos H. Woodworth	Lic. Carlos H. Woodworth, Treasurer
Signature	(Name and Office or Position)

/s/ Lic. Héctor Trigos	Lic. Héctor Trigos, Research Vice President
Signature	(Name and Office or Position)

Whenever Comerica Bank shall be provided with a certificate signed by the Secretary of the Fund to the effect that a person above named, or his successor, no longer holds the office or position named, that another person has been duly elected or appointed to such office or position, and that by virtue thereof such other persons has authority to issue instructions in accordance with this certificate, then said certificate shall, as against the Fund, be conclusive evidence of the facts therein stated and thereafter Comerica Bank may comply with all instructions signed by such other person in the same manner as though such other person had been expressly named herein.

IN WITNESS WHEREOF, I have hereunto affixed my name as Secretary and have caused the corporate seal of said corporation to be hereto affixed on 2nd May, 2000.

/s/ Samuel Garcia-Cuéllar
Samuel Garcia-Cuéllar

By the authority of the President of the Fund.

/s/ José Luis Gómez Pimienta
José Luis Gómez Pimienta